Exhibit 99.2

IN8bio Announces Closing of $10.25 Million Underwritten Public Offering of Common Stock

NEW YORK, Aug. 16, 2022 — IN8bio, Inc. (Nasdaq: INAB), a clinical-stage biopharmaceutical company focused on the discovery and development of innovative gamma-delta T cell therapies utilizing its DeltEx platform, today announced the closing of its previously announced underwritten public offering of 5,394,737 shares of its common stock at a public offering price of $1.90 per share. The aggregate gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses, were approximately $10.25 million.

H.C. Wainwright & Co. acted as the sole book-running manager for the offering.

H.C. Wainwright & Co. has a 30-day option to purchase up to 657,894 additional shares of common stock from IN8bio at the same price per share as the shares sold by IN8bio in the initial closing.

The shares were offered by IN8bio pursuant to a registration statement on Form S-1 (File No. 333-266620) that was previously filed with, and subsequently declared effective on August 11, 2022, by the U.S. Securities and Exchange Commission (SEC). The offering was made only by means of a prospectus that formed a part of the effective registration statement. The final prospectus relating to and describing the terms of the offering was filed with the SEC on August 12, 2022. Electronic copies of the final prospectus may be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by telephone at (212) 856-5711 or email at placements@hcwco.com. The final prospectus is also available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of IN8bio, nor shall there be any sale of these shares of common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About IN8bio

IN8bio is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of gamma-delta T cell product candidates for solid and liquid tumors. Gamma-delta T cells are a specialized population of T cells that possess unique properties, including the ability to differentiate between healthy and diseased tissue. IN8bio’s DeltEx platform employs allogeneic, autologous, iPSC and genetically modified approaches to develop cell therapies, designed to effectively identify and eradicate tumor cells.

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Company Contact:

IN8bio, Inc.

Patrick McCall

+ 1 646.600.6GDT (6438)

info@IN8bio.com

Investors:

Solebury Trout

David Buck

+ 1 646.378.2927

dbuck@soleburytrout.com

Media:

Burns McClellan, Inc.

Katie Larch / Robert Flamm, Ph.D.

+1 212.213.0006

klarch@burnsmc.com / rflamm@burmsmc.com